Exhibit 99.2

April 18, 2016

Franklin Financial Declares Second Quarter Dividend

(Chambersburg, PA)  The Board of Directors of Franklin Financial Services Corporation declared a $0.21 per share regular cash dividend for the second quarter of 2016. This compares to a $0.19 per share regular cash dividend for the second quarter of 2015, representing a 10.5% increase. Total cash dividends paid during the first two quarters of 2016 will be $0.40 per share compared to $0.36 per share in 2015, an increase of 11.1%.

The regular quarterly cash dividend will be paid on May 25, 2016 to shareholders of record at the close of business on May 6, 2016.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg and Waynesboro. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.